Exhibit 14 CHURCH LOANS & INVESTMENTS TRUST CODE OF ETHICS FOR OFFICERS

In my role as an officer of Church Loans & Investments Trust (the “Trust”), I hereby certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

I pledge that to the best of my knowledge and ability:

1.

I will, at all times, act with honesty and integrity, avoiding actual or apparent conflicts of interest in regard to my dealings with or on behalf of the Trust and refrain from using the Trust’s name, facilities or relationships for personal gain. To that end, I will be sensitive to any activities, interests or relationships that might interfere with, in fact or in appearance, my ability to act in the best interest of the Trust, including, but not limited to:

a.

Corporate Opportunities.   I recognize that I owe a duty to the Trust to advance its legitimate interests when the opportunity to do so arises. I will not take for myself a corporate opportunity that is discovered in the course of my employment with the Trust or through the use of Trust property, information or position, nor shall I compete against the Trust.

b.

Related Party Business Dealings.  I will notify the Board of Trust Managers of any existing or proposed business relationship or transaction the Trust may have with any company in which I or a related party has a direct or indirect interest or from which I or a related party may derive a benefit, or where a related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest. For purposes of this Code of Ethics the term “related party” shall mean spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

	c.	Improper Inducements. I will not accept a gift or anything of value from a third party assisting any person or entity in securing business from or employment with the Trust.

I recognize that conflicts of interest may not always be clear-cut, so if I have a question about a potential conflict I will consult with the Board of Trust Managers or the Trust’s legal counsel.

2.

I will, at all times, provide my fellow officers, superiors, the Board of Trust Managers, independent auditors of the Trust, legal counsel for the Trust, and shareholders with information that is accurate, complete, objective, relevant, timely and understandable. In this regard, I will provide full, fair, accurate, timely and understandable disclosure in any periodic reports required to be filed by the Company with the Securities and Exchange Commission as applicable to my position, and I will report any untrue statement of material fact and any omission of material fact of which I may become aware pertaining to information prepared by me or by associates in my area(s) of responsibility that affect the disclosures made by the Trust in its public filings.

3.	I will, at all times, comply with applicable rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4.

I will, at all times, act in good faith, responsibly, with due care, confidence and diligence, without misrepresenting material facts or relying on my independent judgment to be subordinated or compromised.

5.

I will, at all times, respect the confidential information entrusted to the Trust, except when authorized or otherwise legally obligated to disclose same and will never use confidential information acquired in the course of my work for personal advantage or gain.

6.

I will, at all times, promote ethical behavior among others in my work environment, including fellow employees of the Trust, the Board of Trust Managers, and those persons in which I may come in contact with when acting on behalf of the Trust. To the extent I believe there has been a violation of this Code, other rules or regulations applicable to the Trust and the operation of its business, or any applicable securities or other laws, and the person I believe to be in violation fails to correct or remedy the violation when it is brought to his or her attention, I shall report any information I may have concerning the potential violation to the independent auditors and the Board of Trust Managers.

7.	Finally, I will, at all times, exercise the utmost care and responsibility in the use of and control over assets and resources of the Trust which are employed by or entrusted to me.

Signed this 25th day of November, 2008.

/s/ M. Kelly Archer                                 .

M. Kelly Archer President and CEO

/s/ Robert E. Fowler                              .
Robert E. Fowler Senior Vice-President and CFO

/s/ Robert Martin                                   .

Robert Martin, Vice-President-Lending

/s/ Scott C. Nickson                               .

Scott C. Nickson, Vice-President